EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement (No. 333-249979) on Form S-3 and in the registration statements (No. 333-259566, 333-237998, 333-236660, 333-204455 and 333-46936) on Form S-8 of our report dated February 26, 2021, with respect to the consolidated financial statements of Nautilus, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
June 3, 2022